EXHIBIT 107

Calculation of Filing Fee Tables

FORM F-10
(Form Type)

POLYMET MINING CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Other	Rights	Rule 457	$195,400,000 (1)	(1)	$195,400,000(1)	$0.00011020	$21,533
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$195,400,000		$21,533
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$21,533

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended (the "Securities Act of 1933"). If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement.